Exhibit 99.4

Ford Motor Company and Subsidiaries
SECTOR BALANCE SHEET
(in millions)

	March 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
Automotive
Cash and cash equivalents	$7,138	$5,180
Marketable securities	17,315	17,464

Total cash and marketable securities	24,453	22,644
Receivables	2,296	2,065
Inventories	7,953	6,980
Deferred income taxes	3,389	3,462
Other current assets	5,112	4,551
Current receivable from Financial Services	1,366	1,062

Total current assets	44,569	40,764
Equity in net assets of affiliated companies	2,479	2,470
Net property	36,556	36,364
Deferred income taxes	11,791	11,694
Goodwill	4,921	4,805
Other intangible assets	803	812
Assets of discontinued/held-for-sale operations	92	98
Other assets	11,536	10,783

Total Automotive assets	112,747	107,790
Financial Services
Cash and cash equivalents	12,099	7,070
Investments in securities	623	807
Finance receivables, net	92,765	97,030
Net investment in operating leases	37,540	40,055
Retained interest in sold receivables	18,092	17,618
Goodwill	756	752
Other intangible assets	246	248
Assets of discontinued/held-for-sale operations	—	2,406
Other assets	15,822	16,643
Receivable from Automotive	4,503	4,803

Total Financial Services assets	182,446	187,432

Total assets	$295,193	$295,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$15,477	$14,606
Other payables	2,540	2,485
Accrued liabilities	29,734	27,644
Debt payable within one year	329	557

Total current liabilities	48,080	45,292
Long-term debt	13,643	13,607
Other liabilities	47,928	46,886
Deferred income taxes	231	303
Liabilities of discontinued/held-for-sale operations	89	138
Payable to Financial Services	4,503	4,803

Total Automotive liabilities	114,474	111,029
Financial Services
Payables	2,463	1,890
Debt	145,038	148,058
Deferred income taxes	11,502	11,644
Other liabilities and deferred income	7,948	9,448
Liabilities of discontinued/held-for-sale operations	—	831
Payable to Automotive	1,366	1,062

Total Financial Services liabilities	168,317	172,933
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company	5,670	5,670
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,435	5,420
Accumulated other comprehensive income/(loss)	(6,119)	(6,531)
Treasury stock	(1,974)	(1,977)
Earnings retained for use in business	9,371	8,659

Total stockholders’ equity	6,732	5,590

Total liabilities and stockholders’ equity	$295,193	$295,222